EXHIBIT 99.1

On May 23, 2005, the Registrant issued the following news release:

“AMERICAN OIL & GAS ANNOUNCES FIRST QUARTERLY PROFIT

DENVER – American Oil and Gas Inc. (AMEX: AEZ) today announced net income of $61,662, or less than one cent per share for its first fiscal quarter ended March 31, 2005 (“2005 Quarter), as compared with a net loss of $161,999, or one cent per share, for the quarter ended March 31, 2004 (“2004 Quarter”). Revenues from its oil and gas operations increased ten-fold to $686,727 for the 2005 Quarter, as compared to $67,914 for the 2004 Quarter.

During the 2005 Quarter, the Company sold 13,726 barrels of oil at an average price of $45.59, resulting in oil revenues of $625,727, and sold 10,069 Mcf of natural gas at an average price of $6.06 per Mcf, resulting in gas revenues of $60,990. During the 2004 Quarter, the Company sold 772 barrels of oil at an average price of $31.12, resulting in oil revenues of $24,021, and sold 12,133 Mcf of natural gas at an average price of $3.62 per Mcf, resulting in gas revenues of $43,893. The Company’s lease operating expenses and production taxes were $37,103 ($2.41 per barrel of oil equivalent produced “boe”) in the 2005 Quarter versus $20,212 ($7.23 per boe) in the 2004 Quarter. The Company recorded $141,022 ($9.15 per boe), and $19,292 ($6.90 per boe) in depreciation, depletion and amortization expense related to its oil and gas production in the 2005 Quarter and 2004 Quarter, respectively.

The Company’s general and administrative expenses were $466,707 for the 2005 Quarter and $189,189 for the 2004 Quarter. The increase in general and administrative expenses relates to costs associated with the merger with Tower Colombia Corporation (“TCC”) that closed on April 21, 2005, a management fee paid to TCC of $75,000, increased payroll costs from an increased number of employees and other costs associated with our expanding operations.

At March 31, 2005, the Company had working capital of $4,899,451, $4,391,115 in cash, $9,518,036 in total assets, a long term asset retirement obligation of $42,461, and $9,239,654 in stockholders’ equity. There are currently 35,776,202 common shares outstanding. “Our participation in drilling new wells at our Big Sky project continues to result in increasing oil and gas revenues, and we are pleased to report our first profitable quarter,” said Andrew Calerich, President and Chief Financial Officer of American Oil & Gas. “With the stable foundation of revenue and reserve growth resulting from our Big Sky project, we are able to focus on expanding our production and reserve base by drilling other projects within our existing project portfolio.” Operationally, the Sims 16-26 well that is drilling within the Company’s Fetter area acreage, is being cased above the Niobrara formation in preparation for under-balanced drilling operations. American Oil & Gas, Inc. is an independent oil and natural gas company engaged in exploration, development and production of hydrocarbon reserves primarily in the Rocky Mountain region. Additional information about American Oil & Gas, Inc. can be found at the Company’s website: www.americanoilandgasinc.com.

Three Months Ended	3/31/05	3/31/04
FINANCIAL RECAP:
Revenue	$686,727	$ 67,914
Net income (loss)	$ 61,662	$(161,999)
Net income (loss) per common share
basic and diluted	$ --	$ (0.01)

OPERATING DATA:
Net oil production (Bbl)	13,726	772
Average oil price per Bbl	$ 45.59	$ 31.12
Net gas production (Mcf)	10,069	12,133
Average gas price per Mcf	$ 6.06	$ 3.62

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This release and the Company’s website referenced in this release contain forward-looking statements regarding American Oil & Gas, Inc.‘s future plans and expected performance that are based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of drilling efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described in the Company’s reports filed from time to time with the SEC. Past financial results as reported in this release may not be indicative of future results. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company’s control. This press release may include the opinions of American Oil & Gas, Inc. and does not necessarily include the views